Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-198310, 333-174837, 333-171092, 333-166181, 333-166180, 333-147566, 333-107546, 333-100629, 333-61272, 333-51792, 333-42376, 333-73061, 333-66397, 333-45795, 333-45791 and 333-45789 on Form S-8, in Registration No. 333-171134 on Form S-1 as amended by Post-Effective Amendment No. 2 on Form S-3, and in Registration Nos. 333-195931, 333-195702, 333-191506, 333-191050, 333-173576, 333-90864 and 333-71915 on Form S-3 of Identiv Inc. and Subsidiaries (formerly Identive Group, Inc., the “Company”); of our report dated March 31, 2014 (except for the effects of change in segments discussed in Notes 1, 8 and 12, as to which the date is September 2, 2014 and the effects of discontinued operations discussed in Note 2 and the reverse stock split discussed in Notes 1 and 4, as to which the date is March 23, 2015), with respect to the consolidated financial statements and the 2013 figures presented in the schedule of the Company included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Bostedt	/s/ Richter
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany

March 23, 2015